Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS SECOND QUARTER 2013 EARNINGS OF
$1.50 PER DILUTED SHARE, A NEW QUARTERLY RECORD FOR THE COMPANY

POSTS OPERATING INCOME MARGIN OF 12.9% IN THE QUARTER, ALSO A NEW RECORD

RAISES FULL YEAR EARNINGS GUIDANCE TO $5.40 TO $5.55 PER DILUTED SHARE

THE COMPANY'S BOARD OF DIRECTORS DECLARES A QUARTERLY CASH DIVIDEND OF $0.25 PER SHARE

Auburn Hills, Michigan, July 25, 2013 – BorgWarner Inc. (NYSE: BWA) today reported second quarter 2013 U.S. GAAP net earnings of $1.50 per diluted share. Net sales were $1,894 million in the quarter.

Second Quarter Highlights:

•	Net sales of $1,894 million.

◦	Excluding the favorable impact of foreign currencies and 2012 dispositions, net sales were up approximately 3% compared with second quarter 2012.

•	U.S. GAAP net earnings of $1.50 per diluted share, a new quarterly record for the company.

◦	Up 10% from second quarter 2012 on a comparable basis.

•	Operating income of $243 million, or 12.9% of net sales, also a new quarterly record.

•	Repurchased approximately $100 million of shares in the quarter.

Second Quarter Performance: “Outstanding performance by our operations drove our strong second quarter results,” said James Verrier, President and CEO of BorgWarner. “The focus on fuel economy and improved emissions continued to drive growth for BorgWarner around the world. Excluding the favorable impact of foreign currencies and 2012 dispositions, our net sales were up approximately 3% in the second quarter compared with second quarter 2012. Global light vehicle production was up 3% and European light vehicle production was up 1% in the same period. Operational efficiency and cost controls enabled us to post a record operating margin of 12.9% in the quarter.”

2013 Outlook: The company raised its earnings guidance for 2013 to a range of $5.40 to $5.55 per diluted share from a previous range of $5.15 to $5.45 per diluted share. Both the current guidance range and the previous guidance range exclude non-comparable items. Annual net sales growth is now expected to be 3% to 5% compared with 2012, or 4% to 6% net of 2012 dispositions. Previously, net sales growth was expected to be 2% to 6% compared with 2012, or 3% to 7% net of 2012 dispositions. Operating income, as a percentage of net sales, is now expected to be approximately 12%, excluding non-comparable items. Previously, operating income, as a percentage of net sales, was expected to be 11.5% or better, excluding non-comparable items.

Quarterly Dividend: On July 24, 2013 the company's board of directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on August 15, 2013 to shareholders of record on August 5, 2013.

Financial Results: Net sales were $1,894 million in second quarter 2013, up 2% from $1,856 million in second quarter 2012. Net earnings in the quarter were $174 million, or $1.50 per diluted share, compared with $121 million, or $1.00 per diluted share, in second quarter 2012. Second quarter 2012 net earnings included net non-comparable items of $(0.36) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the favorable impact of the Euro and the unfavorable impact of the Japanese Yen, increased net sales by approximately $11 million, and decreased net earnings approximately $(0.03) per diluted share, in second quarter 2013 compared with second quarter 2012.

For the first six months of 2013, net sales were $3,745 million, down 1% from $3,769 million in the first six months of 2012. Net earnings in the first six months of 2013 were $316 million, or $2.72 per diluted share, compared with $279 million, or $2.28 per diluted share, in the first six months of 2012. Net earnings in the first six months of 2013 included net non-comparable items of $(0.08) per diluted share. Net earnings in the first six months of 2012 included net non-comparable items of $(0.33) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the favorable impact of the Euro and the unfavorable impact of the Japanese Yen, increased net sales by approximately $9 million, and decreased net earnings approximately $(0.05) per diluted share, in the first six months of 2013 compared with the first six months of 2012.

Net earnings per diluted share	Second Quarter		First Six Months
	2013	2012	2013		2012

Non – U.S. GAAP	$1.50	$1.36	$2.80		$2.61

Reconciliations:
Retirement related obligations			(0.03)
Program termination agreement			(0.06)
Tax adjustments		(0.09)	0.01		(0.07)
Loss from disposal activities		(0.27)			(0.26)

U.S. GAAP	$1.50	$1.00	$2.72	*	$2.28

*Does not add due to rounding

Net cash provided by operating activities was $300 million in the first six months of 2013 compared with $310 million in first six months of 2012. Capital expenditures, including tooling outlays, totaled $195 million in first six months of 2013, compared with $188 million in the first six months of 2012. Balance sheet debt increased by $163 million and cash on hand increased by $101 million at the end of second quarter 2013 compared with the end of 2012. The $62 million increase in balance sheet debt (net of cash) was primarily due to capital expenditures, including tooling outlays, and $151 million of share repurchases partially offset by net cash provided by operating activities. The ratio of balance sheet debt (net of cash) to capital was 11.3% at the end of second quarter 2013 compared with 10.0% at the end of 2012.

Engine Group Results: Engine segment net sales were $1,288 million in second quarter 2013 compared with $1,270 million in second quarter 2012. Excluding the favorable impact of foreign currencies and 2012 dispositions, net sales were up approximately 4% primarily due to higher sales of turbochargers, exhaust gas recirculation coolers and engine timing systems in China and turbochargers in Brazil. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $220 million in second quarter 2013, up 5% from $211 million in second quarter 2012.

Drivetrain Group Results: Drivetrain segment net sales were $614 million in second quarter 2013, compared with $594 million in second quarter 2012. Excluding the favorable impact of foreign currencies, net sales were up approximately 2% primarily due to higher sales of all-wheel drive systems in North America and all-wheel drive systems and transmission components in Korea. Adjusted EBIT was $60 million in second quarter 2013, up 10% from $55 million in second quarter 2012.

Recent Highlights:

•
On July 24, 2013 the company's board of directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on August 15, 2013 to shareholders of record on August 5, 2013.

•
BorgWarner has been selected to provide turbochargers for Jaguar Land Rover's (JLR's) new family of four-cylinder gasoline and diesel engines expected to launch in 2015. To support JLR's new engine manufacturing center near Wolverhampton, UK, BorgWarner plans to expand its existing production lines and build a new engineering center in nearby Bradford. In addition, BorgWarner is establishing a master's degree program in turbocharger engineering at the University of Huddersfield, also in close proximity.

•
BorgWarner supplies its leading twin scroll turbocharging technology for Hyundai's new 1.6-liter turbocharged gasoline direct injection engine, available on the Veloster Turbo in both the U.S. and Europe. The turbocharged engine is nearly 50% more powerful than Hyundai's standard 1.6-liter GDI engine.

•
BorgWarner supplies its latest exhaust gas recirculation (EGR) cooler for Renault's 1.6-liter diesel engine, available on the European Scénic and Mégane as well as Nissan's crossover Qashqai. BorgWarner's advanced EGR cooler with integrated hybrid tube technology helps improve fuel economy up to 3 percent while helping to meet upcoming Euro 6 emissions standards.

•
BorgWarner United Transmission Systems Co., Ltd., a BorgWarner majority-held joint venture with 12 leading Chinese automakers in Dalian, China, has recently started delivery of its DualTronic® control modules and clutch modules for SAIC Motor Corporation's new six-speed wet dual-clutch transmission (DCT), the first developed completely in-house by a domestic Chinese automaker.

At 9:30 a.m. ET today, a brief conference call concerning second quarter results will be webcast at:
http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 57 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$1,893.9	$1,856.4	$3,745.0	$3,768.9
Cost of sales	1,497.3	1,473.2	2,973.7	2,989.9
Gross profit	396.6	383.2	771.3	779.0

Selling, general and administrative expenses	155.6	153.1	314.9	322.1
Other (income) expense	(2.4)	36.6	14.5	37.7
Operating income	243.4	193.5	441.9	419.2

Equity in affiliates’ earnings, net of tax	(11.1)	(12.5)	(20.8)	(21.7)
Interest income	(1.0)	(1.3)	(2.0)	(2.7)
Interest expense and finance charges	8.8	12.6	18.5	27.7
Earnings before income taxes and noncontrolling interest	246.7	194.7	446.2	415.9

Provision for income taxes	66.6	68.5	117.5	126.0
Net earnings	180.1	126.2	328.7	289.9

Net earnings attributable to the noncontrolling interest, net of tax	6.0	5.6	12.6	11.3
Net earnings attributable to BorgWarner Inc.	$174.1	$120.6	$316.1	$278.6

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$174.1	$120.6	$316.1	$278.6
Adjustment for net interest expense on convertible notes	—	0.8	—	5.8
Diluted net earnings attributable to BorgWarner Inc.	$174.1	$121.4	$316.1	$284.4

Earnings per share — diluted	$1.50	$1.00	$2.72	$2.28

Weighted average shares outstanding — diluted	116.1	121.5	116.3	124.6

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Capital expenditures, including tooling outlays	$107.4	$93.4	$194.8	$188.4

Depreciation and amortization:
Fixed assets and tooling	$69.3	$63.0	$137.5	$126.8
Intangible assets and other	6.7	7.3	13.4	14.7
	$76.0	$70.3	$150.9	$141.5

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Engine	$1,288.3	$1,269.6	$2,545.8	$2,577.8
Drivetrain	613.5	593.9	1,214.9	1,205.3
Inter-segment eliminations	(7.9)	(7.1)	(15.7)	(14.2)
Net sales	$1,893.9	$1,856.4	$3,745.0	$3,768.9

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Engine	$220.3	$210.5	$422.6	$420.3
Drivetrain	59.8	54.6	115.8	115.8
Adjusted EBIT	280.1	265.1	538.4	536.1
Program termination agreement	—	—	11.3	—
Retirement related obligations	—	—	5.9	—
Loss from disposal activities	—	37.9	—	37.9
Corporate, including equity in affiliates' earnings and stock-based compensation	25.6	21.2	58.5	57.3
Interest income	(1.0)	(1.3)	(2.0)	(2.7)
Interest expense and finance charges	8.8	12.6	18.5	27.7
Earnings before income taxes and noncontrolling interest	246.7	194.7	446.2	415.9
Provision for income taxes	66.6	68.5	117.5	126.0
Net earnings	180.1	126.2	328.7	289.9
Net earnings attributable to the noncontrolling interest, net of tax	6.0	5.6	12.6	11.3
Net earnings attributable to BorgWarner Inc.	$174.1	$120.6	$316.1	$278.6

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2013	December 31, 2012
Assets

Cash	$817.0	$715.7
Receivables, net	1,339.7	1,147.3
Inventories, net	439.2	447.6
Other current assets	141.0	162.2
Total current assets	2,736.9	2,472.8

Property, plant and equipment, net	1,796.3	1,788.0
Other non-current assets	2,172.2	2,140.0
Total assets	$6,705.4	$6,400.8

Liabilities and Equity

Notes payable and other short-term debt	$316.8	$243.4
Accounts payable and accrued expenses	1,359.1	1,287.2
Income taxes payable	40.7	72.5
Total current liabilities	1,716.6	1,603.1

Long-term debt	913.3	823.8
Other non-current liabilities	819.5	827.8

Total BorgWarner Inc. stockholders’ equity	3,195.1	3,082.6
Noncontrolling interest	60.9	63.5
Total equity	3,256.0	3,146.1

Total liabilities and equity	$6,705.4	$6,400.8

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2013	2012
Operating
Net earnings	$328.7	$289.9
Non-cash charges (credits) to operations:
Depreciation and amortization	150.9	141.5
Loss from disposal activities, net of cash paid	—	34.8
Bond amortization	—	5.3
Deferred income tax benefit	(10.3)	(5.6)
Other non-cash items	(3.6)	23.2
Net earnings adjusted for non-cash charges to operations	465.7	489.1
Changes in assets and liabilities	(165.7)	(179.0)
Net cash provided by operating activities	300.0	310.1

Investing
Capital expenditures, including tooling outlays	(194.8)	(188.4)
Net proceeds from asset disposals	15.7	2.5
Net proceeds from sale of business	—	1.6
Net cash used in investing activities	(179.1)	(184.3)

Financing
Net increase (decrease) in notes payable	77.4	(9.4)
Additions to long-term debt, net of debt issuance costs	165.7	300.0
Repayments of long-term debt, including current portion	(76.8)	(96.2)
Payments for purchase of treasury stock	(150.5)	(200.3)
Proceeds from stock options exercised, including the tax benefit	20.0	48.2
Taxes paid on employees' restricted stock award vestings	(29.0)	(17.6)
Dividends paid to noncontrolling stockholders	(9.0)	(14.4)
Net cash (used in) provided by financing activities	(2.2)	10.3

Effect of exchange rate changes on cash	(17.4)	(13.8)

Net increase in cash	101.3	122.3

Cash at beginning of year	715.7	359.6
Cash at end of period	$817.0	$481.9